Amendment to Transfer Agency and Service Agreement

Western Asset Funds, Inc. (the “Fund”) and State Street Bank and Trust Company (“SSB”) are parties to a Transfer Agency and Service Agreement dated as of December 10, 1990 (the “Agreement”) under which SSB performs certain transfer agency and/or record keeping services for the Fund. This Amendment entered into as of the      day of July, 2007, amends the Agreement between the Fund and SSB.

WHEREAS, In accordance with Section 10.01 of the Agreement the parties intend to amend the Agreement and add Western Asset Management Company (“Western Asset”) as a party solely for the purpose of Western Asset being responsible for payment of certain transfer agent fees, as described below, of any class of the Fund. in excess of 25 bps annually.

WHEREAS, except as specifically set forth in this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

NOW, THERFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto agree that the below listed sections of the Agreement are hereby amended to read as follows:

Article 2	Fees and Expenses

2.01	For the performance by the Bank pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios, and to the extent provided in Section 2.04 below, Western Asset agrees, to pay the Bank an annual maintenance fee for each Shareholder account as set out in the fee schedule attached hereto. For any new Portfolio or class of shares of a Portfolio, no fees will be paid to the Bank until six months have expired after the commencement of operation of the Portfolio, or class of shares of a Portfolio. Such fees and out-of-pocket expenses and advances identified under Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund, Western Asset, and the Bank.

2.02	In addition to the fee paid under Section 2.01 above, the Fund agrees on behalf of the Portfolios, and to the extent provided in Section 2.04 below, Western Asset agrees, to reimburse the Bank for out-of-pocket expenses or advances incurred by the Bank for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Bank at the request or with the consent of the Fund which are not properly borne by the Bank as part of its duties and obligations under this Agreement will be reimbursed by the Fund on behalf of the applicable Portfolio, and to the extent provided in Section 2.04 below, by Western Asset.

2.03	The Fund agrees on behalf of each of the Portfolios, and to the extent provided in Section 2.04 below, Western Asset agrees, to pay all fees and reimbursable expenses within five days following the receipt of the respective billing notice. Postage for receipt of dividends, proxies, Fund reports and other mailings to all Shareholder accounts shall be advanced to the Bank by the Fund at least seven (7) days prior to the mailing date of such materials.

2.04	Western Asset shall be responsible for paying monthly that portion of any Regular fee and expense payable under this Agreement that, for the fiscal year, exceeds ..25% of the average daily net assets of a Portfolio’s Class of shares. For purposes of this subsection, a Regular fee and expense includes only the normal recurring fees and expenses payable under this Agreement and does not include non-recurring or extraordinary fees and expenses such as fees and expenses of shareholder meetings. The Fund will provide instructions to the Bank for the sending of invoices and, at the request of the Bank, the Fund will provide to the Bank the amounts each entity is required to pay under the Agreement.

Schedule 2.01

To insert in Schedule 2.01 below the words “Closed Account” the following:

“Annual Fiduciary Fee**	$10.00/account

**	Note: Paid by Shareholder via direct payment or sweep. The Fund intends to utilize the Bank’s plan documents.”

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly signed authorized officers.

WESTERN ASSET FUNDS, INC.

By:

Name

Title:

Date:

STATE STREET BANK AND TRUST COMPANY

By:

Name

Title:

Date:

WESTERN ASSET MANAGEMENT COMPANY

By:

Name

Title:

Date:

2